Exhibit 99.1
PRESS RELEASE
Evergreen Solar Announces Expiration and
Results of Exchange Offers and Consent Solicitation
Marlboro, Massachusetts, February 14, 2011 — Evergreen Solar, Inc. (NasdaqCM: ESLR), a manufacturer of String Ribbon® solar power products with its proprietary, low-cost silicon wafer technology, today announced the expiration and results of its offer to exchange (i) an aggregate principal amount of up to $100,000,000 of new 4.0% Convertible Subordinated Additional Cash Notes due 2020, or the new 4% notes, for an aggregate principal amount of up to $200,000,000 of its 4.0% Senior Convertible Notes due 2013, or the existing 4% notes, and (ii) an aggregate principal amount of up to $165,000,000 of new 7.5% Convertible Senior Secured Notes due 2017, or the new 7.5% notes, for an aggregate principal amount of up to $165,000,000 of its 13.0% Convertible Senior Secured Notes due 2015, or the existing 13% notes, and the related consent solicitation.
The exchange offers and consent solicitation expired at 5:00 p.m., New York City time, on February 11, 2011.
Exchange Offer for Existing 4% Notes
U.S. Bank National Association, the exchange agent for the exchange offers and consent solicitation, advised the Company that as of the expiration date, holders of approximately $45.4 million aggregate principal amount of the existing 4% notes had tendered, and not withdrawn, existing 4% notes for exchange. Because the total principal amount of existing 4% notes tendered is less than the maximum amount the Company would accept in the exchange offer for the existing 4% notes, all of the existing 4% notes validly tendered and not withdrawn have been accepted for exchange pursuant to the terms of this exchange offer.
Based on the modified “Dutch auction” process described in the Company’s Prospectus dated February 9, 2011, the clearing exchange ratio for this exchange offer is $500 principal amount of new 4% notes per $1,000 principal amount of exiting 4% notes.
An aggregate principal amount of approximately $203.8 million of existing 4% notes will remain outstanding following the consummation of the exchange offer, and approximately $22.7 million in principal amount of new 4% notes will be issued to holders whose existing 4% notes were accepted for exchange. The aggregate principal amount of new 4% notes issued to any holder will be rounded down to the nearest $1,000 and any fractional portion of new 4% notes will be paid in cash.
Exchange Offer for Existing 13% Notes and Consent Solicitation
Less than $50,000,000 aggregate principal amount of existing 13% notes were tendered in this exchange offer. Because the minimum tender and consent conditions were not met, the Company will not accept any existing 13% notes for exchange and will not amend the indenture governing the existing 13% notes.
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Settlement
The Company expects that the settlement of the 4% exchange offer will occur on February 17, 2011. The Company will pay in cash all accrued and unpaid interest on existing 4% notes accepted for exchange to but excluding the settlement date. Effective on the settlement date, the Company will no longer pay interest on any existing 4% notes that are accepted for exchange, and interest will begin to accrue on the new 4% notes commencing on the settlement date.
Michael El-Hillow, President and Chief Executive Officer of Evergreen Solar stated, “The exchange offers, as amended with inputs from our largest note holders and financial advisor, provided the note holders the opportunity to own a significant portion of Evergreen Solar. When we assessed the option of enriching our offers even further in order to induce their further participation, our analysis concluded that to do so would not be in the best interests of our shareholders given that the earliest maturity for any of our notes is in mid-2013. We are obviously disappointed that we were not able to convince a larger number of our note holders to accept our offer, but we are still well positioned to execute our strategy of supplying the lowest cost industry standard sized wafers to the world’s leading solar module manufacturers.”
Lazard Capital Markets LLC is serving as the dealer manager for the exchange offers and consent solicitation. The information agent for the exchange offers and consent solicitation is The Proxy Advisory Group, LLC and the exchange agent for the exchange offers and consent solicitation is U.S. Bank National Association.
Where You Can Find Additional Information
Details regarding the terms and conditions of the exchange offers and consent solicitation, including descriptions of the new notes and the material differences between the new notes and the existing notes, can be found in the post-effective amendment to the Company’s registration statement that has been filed with the Securities and Exchange Commission (SEC) and in a tender offer statement on Schedule TO, as amended, that has been filed with the SEC.
The registration statement, the tender offer statement on Schedule TO, as amended, and other related documents can be obtained for free from the SEC’s Electronic Document Gathering and Retrieval System (EDGAR), which may be accessed at www.sec.gov. Documents are also available for free upon written or oral request made to the office of the Corporate Secretary, Evergreen Solar, Inc., 138 Bartlett Street, Marlboro, Massachusetts 01752 (Telephone (508) 357-2221) and from the Company’s website at www.evergreensolar.com, or the information agent, The Proxy Advisory Group, LLC, at (212) 616-2180.
Non-Solicitation
This press release does not constitute an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities. The exchange offers will not be made to, and the Company will not accept tenders for exchange from, holders of its existing 4% notes and existing 13% notes in any jurisdiction in which the exchange offers or the acceptance of such offers would not be in compliance with the securities or blue sky laws of that jurisdiction.

About Evergreen Solar, Inc.
Evergreen Solar, Inc. develops, manufactures and markets String Ribbon solar power products using its proprietary, low-cost silicon wafer technology. The Company’s patented wafer manufacturing technology uses significantly less polysilicon than conventional processes. Evergreen Solar’s products provide reliable and environmentally clean electric power for residential and commercial applications globally. For more information about the Company, please visit www.evergreensolar.com. Evergreen Solar and String Ribbon are registered trademarks of Evergreen Solar, Inc.
Safe Harbor Statement
This press release includes statements regarding expectations, beliefs, strategies, goals, outlook and other non-historical matters. Forward-looking statements include but are not limited to statements about the form and timing of the exchange offers and consent solicitation. These forward-looking statements are neither promises nor guarantees and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the Company’s current expectations. Factors that could cause or contribute to such differences include the risk that the Company does not complete the exchange offers when planned or at all. Further discussions of these and other potential risk factors may be found in the Company’s public filings with the SEC (www.sec.gov), including its Form 10-K for the fiscal year ended December 31, 2009. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statements, except as may be required by law.
CONTACT:
Evergreen Solar, Inc.
Michael W. McCarthy, 508-251-3261
Director — Investor Relations & Government Affairs
mmccarthy@evergreensolar.com